                                                                EXHIBIT 3.1

                                    RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                     FIRST FINANCIAL MANAGEMENT CORPORATION


         On April 27, 1994, the Board of Directors of FIRST FINANCIAL MANAGEMENT CORPORATION adopted and authorized the following Restated Articles of Incorporation:


                                       I.

         The name of the Corporation is "First Financial Management
Corporation."


                                      II.

         The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.


                                      III.

         The Corporation shall have perpetual duration.


                                      IV.

         The Corporation is a corporation for profit and is organized for the following purposes: to provide data processing and data transmission services to financial institutions and other persons or entities desiring such services; to sell, lease, license or otherwise provide software, data bases, equipment, computer capacity and facilities management services in connection with data processing and data transmission services or otherwise; to provide consulting services to financial institutions and others in connection with the processing, transmission and management of data and financial transactions or otherwise; to engage in any lawful act or activities related to or incidental to any of the foregoing; and to engage in any lawful act or activities for which corporations may be organized under the Georgia Business Corporation Code, as now or hereafter in effect.

                                       V.

         The Corporation shall have authority, acting by the Board of Directors, to issue not more than One Hundred Fifty-Five Million (155,000,000) shares divided into classes as follows:

A. One Hundred Fifty Million (150,000,000) shares shall be common shares of the par value of ten cents ($.10) each ("Common Stock"). All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be nonassessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

B. Five Million (5,000,000) shares shall be preferred shares of the par value of one dollar ($1.00) each ("Preferred Stock").

         1. The Board of Directors is hereby authorized to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall be preferred to the Common Stock as to dividends and distribution of assets of the Corporation on dissolution, as hereinafter provided, and shall have such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the relative rights and preference of the shares of the series so established to the full extent allowable by law except insofar as such rights and preferences are fixed herein. Such authorization in the Board of Directors shall expressly include the authority to fix and determine the relative rights and preferences of such shares in the following respects:

                 (a) the rate of dividend, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                 (b) whether shares can be redeemed and, if so, the redemption price and terms and conditions of redemption;

                 (c) the amount payable upon shares in the event of voluntary and involuntary liquidation;

                 (d) purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares;

                 (e) the terms and conditions, if any, on which shares may be converted into Common Stock or any other securities; and

                 (f) whether or not shares have voting rights and the extent of such voting rights, if any.

                 All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect to the particulars that may be fixed by the Board of Directors as hereinabove provided in this paragraph and which may vary among the series. Different series of the Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes, except when such voting by classes is expressly required by law.

         2. The holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, but only from funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series as theretofore fixed and determined by the Board of Directors as hereinbefore authorized, and no more; such dividends to be payable before any dividend on Common Stock shall be paid or set apart for payment. Arrearages in the payment of dividends shall not bear interest.

         3. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any resolution providing for the issue of any particular series of Preferred Stock, plus an amount equal to any dividends payable to such holder which are then unpaid, either under the provisions of the resolution of the Board of Directors providing for the issue of such series of Preferred Stock or by declaration of the Board of Directors, on each such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

C. No holders of shares of the Corporation of any class or series shall be entitled, as a matter of right, to any preemptive right to subscribe for or purchase any shares of any class or series, whether now or hereafter authorized, any options or rights to purchase any such shares, or any bonds, debentures or other securities of the Corporation, whether or not convertible into or carrying an option to purchase any such shares.

D. Any shares of the Corporation reacquired by the Corporation shall become treasury shares.

                                      VI.

         Shareholders of the Corporation shall have no preemptive rights to acquire additional shares of the Corporation.


                                      VII.

         The Corporation shall have the power to carry on any lawful business permitted under the Georgia Business Corporation Code. In addition to, but not in limitation of, the general powers conferred by law, the Corporation shall have the power to make distributions to its shareholders out of its capital surplus and to purchase its own shares out of this unreserved and unrestricted capital surplus available therefore.

                                     VIII.

                 A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a director, except: (a) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any type of liability set forth in
Section 14-2-154 of the Official Code of Georgia Annotated, or (d) for any transaction from which the director derived any improper personal benefit.
This Article VIII does not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article VIII becomes effective. If the Official Code of Georgia Annotated is amended after approval by the shareholders of this Article VIII to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Official Code of Georgia Annotated, as so amended.

         Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   . . . . .

         The foregoing Restated Articles of Incorporation (i) include those amendments to the previous Restated Articles of Incorporation (which were adopted on February 4, 1983), and which amendments were adopted on May 13, 1986; June 26, 1987; July 1, 1987; February 14, 1990; May 9, 1990; and March
27, 1992 (as corrected by Articles of Correction filed on October 5, 1993) respectively and (ii) except for those deletions permitted by Section 14-2-196 of the Georgia Business Corporation Code, otherwise purport merely to restate and not to change the other provisions of the previous Restated Articles of Incorporation not being amended by such new amendments.

         The foregoing Restated Articles of Incorporation were duly approved by the Board of Directors of the Corporation in accordance with the provisions of
Section 14-2-1007 of the Georgia Business Corporation Code. Shareholder action was not required.

         The foregoing Restated Articles of Incorporation supersede the Restated Articles of Incorporation adopted on February 4, 1983, as amended on May 13, 1986; June 26, 1987; July 1, 1987; February 14, 1990; May 9, 1990; and
March 27, 1992, respectively, and as corrected on October 5, 1993.

         IN WITNESS WHEREOF, First Financial Management Corporation has caused these Restated Articles of Incorporation to be executed and its corporate seal to be affixed and has caused the foregoing to be attested all by its duly authorized officers, on this 27th day of April 1994.


                                    FIRST FINANCIAL
                                    MANAGEMENT CORPORATION


                                    By:      /s/ Randolph L.M. Hutto
                                             --------------------------
                                             Randolph L.M. Hutto
                                             Executive Vice President &
                                             General Counsel


                                    ATTEST:


[CORPORATE SEAL]                    /s/ Barry W. Burt
                                    -----------------------------------
                                    Barry W. Burt
                                    Assistant Secretary